                                                                      EXHIBIT 11

                [JOHN HANCOCK LIFE INSURANCE COMPANY LETTERHEAD]

                                                                October 12, 2001

John Hancock Variable Series Trust I
John Hancock Place
P.O. Box 111
Boston, MA 02117

Trustees:

     This opinion is given in connection with the filing by John Hancock Variable Series Trust I, a Massachusetts business trust (the "Trust") of its Registration Statement on Form N-14 ("Registration Statement") under the Securities Act of 1933, relating to an indefinite amount of shares of beneficial interest in its Large Cap Value CORE/SM/ Fund, Large/Mid Cap Value Fund, Active Bond Fund, Managed Fund, and Growth & Income Fund (the "Funds.").

     I have examined the Trust's Declaration of Trust, its By-Laws, the Registration Statement, and such other records, certificates, documents and statutes that I have deemed relevant in order to render the opinion expressed herein.

     Based on such examination, I am of the opinion that:

     1. The Trust is a business trust duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

     2. The shares offered for sale by the Trust, when issued in the manner contemplated by the Registration Statement, will be legally issued, fully-paid and non-assessable.

     I consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name in the Statement of Additional Information incorporated by reference into the Prospectus comprising a part of the Registration Statement.

                                   Very truly yours,



                                   /s/Ronald J. Bocage
                                   Vice President and Counsel